Exhibit 10.1

HORSE ASSOCIATION AGREEMENT

This Horse Association Agreement (“Agreement”) is entered into this 4th day of June, 2012 by and between the Minnesota Horsemen’s Benevolent and Protective Association (“MHBPA”), the Minnesota Thoroughbred Association (“MTA”), the Minnesota Quarter Horse Racing Association (“MQHRA”), the Equine Development Coalition of Minnesota (“EDCOM”) (together, the “Horse Associations”), Canterbury Park Holding Corporation (“CPHC”), and Shakopee Mdewakanton Sioux Community (“SMSC”). The Horse Associations, CPHC, and SMSC are sometimes referred to herein collectively as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, CPHC conducts live and simulcast pari-mutuel horse racing at its facility in Shakopee, Minnesota, card play (as defined in Minn. Stat. § 240.01, Subd. 25) at its card room and other activities (herein collectively the “Racetrack”);

WHEREAS, SMSC conducts live card table and video gaming, hotel operations, and other activities at its Mystic Lake Casino Hotel and Little Six Casino facilities (collectively, “Mystic Lake”);

WHEREAS, the MHBPA is the horsepersons’ organization representing the majority of horsepersons at the Racetrack, as contemplated by Chapter 240 of Minnesota Statutes;

WHEREAS, EDCOM derives its funding from the other Horse Associations and will thereby benefit from this Agreement;

WHEREAS, the Parties desire to cooperate for the purpose of strengthening purses paid for live horse races conducted at the Racetrack in order to encourage and sustain Minnesota’s horse breeding and horse training industries and related agri-businesses;

WHEREAS, each Party believes it is in its best interest to cooperate with the other with respect to lobbying efforts and the enhancement of racing purses; and

NOW, THEREFORE, in consideration of the above premises, the representations and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

 Horse Associations Obligations

Section 1.1    Cooperative Marketing Agreement. The Horse Associations acknowledge the Cooperative Marketing Agreement between CPHC and SMSC entered into on the 4th day of June, 2012 (the “Cooperative Marketing Agreement”). The Horse Associations agree that:

(1)    CPHC and SMSC may amend, modify, terminate, renew or waive any and all provisions regarding the Cooperative Marketing Agreement without the consent of the Horse Associations, and the Horse Associations agree that this Agreement will continue following any such event; provided, however, that if the Cooperative Marketing Agreement is amended to decrease the Annual Purse Enhancement by 10% or more, then the MHBPA may terminate this Agreement unless the MHBPA has consented to the decreased Annual Purse Enhancement;

(2)    the Annual Purse Enhancement (as defined in the Cooperative Marketing Agreement) payments will solely be applied to purses pursuant to the conditions set forth in the Cooperative Marketing Agreement unless other uses are consented to in writing by CPHC and SMSC; and

(3)    at least 15% of the amounts in the SMSC Purse Enhancement Account (as defined in the Cooperative Marketing Agreement) will be used in purses for stakes, handicaps, or invitational races.

The Horse Associations acknowledge that if any of the Horse Associations breach this Agreement, then SMSC may terminate this Agreement, the Cooperative Marketing Agreement and cease any and all of SMSC’s obligations under this Agreement and the Cooperative Marketing Agreement. In addition, any Horse Association that breaches this Agreement shall repay all of the Horse Association Payments (as defined below) made to such Horse Association.

Section 1.2    Telecast and Simulcast Horse Racing. Pursuant to Minn. Stat. § 240.13, Subd. 9, the Horse Associations approve CPHC’s transmission of telecasts of races CPHC conducts and simulcasts upon which CPHC accepts wagers to Mystic Lake Casino Hotel, Little Six Casino, and any other property owned or operated by SMSC, subject to all necessary approvals under federal and state law and subject to MHBPA’s approval of any specific simulcast transmission, which approval will not be unreasonably withheld.

Section 1.3    Live Horse Racing Days. Pursuant to Minn. Stat. § 240.13, Subd. 1(d), the Horse Associations agree to reduce the number of live racing days CPHC is required to conduct in order to conduct simulcasting or telerace simulcasting. The MHBPA waives the 125-day requirement for live racing days conducted by CPHC, provided that there are at least 65 days of live racing each year beginning in 2013.

Section 1.4    Lobbying. Each of the Horse Associations agrees that it, as an association:

(1)    will not promote or lobby (or assist others in such efforts) before the Minnesota legislature, in the media, or in other forums for: (i) expanded gaming at the Racetrack including but not limited to authority to install video slot machines and other video gaming technology at the Racetrack; (ii) expanded gaming in Minnesota; or (iii) any other changes to Minnesota law relating to gambling that would be materially adverse to the interests of SMSC (any such expansion or changes referred to herein as “Expanded Gaming Authority”); and

(2)    will support SMSC’s lobbying efforts against Expanded Gaming Authority to the extent reasonably requested to do so by SMSC.

Notwithstanding the foregoing, nothing in paragraphs 1.4(1) and 1.4(2) above shall limit or restrict the Horse Associations from (i) lobbying for changes in the laws governing pari-mutuel wagering on horse races at the Racetrack; (ii) seeking approval from the Minnesota Racing Commission (the “MRC”) for changes in CPHC’s gaming operations to the extent such changes are within the authority conferred on the MRC by Minnesota Statutes Chapter 240 as such statute exist as of the date this Agreement is executed; and (iii) implementing any changes in the laws governing pari-mutuel wagering on horse races at the Racetrack that are enacted into law or any changes that are approved by the MRC that are within the authority conferred on the MRC by Minnesota Statutes Chapter 240 as of the date this Agreement is executed.

Section 1.5    No Contrary Agreements. For the avoidance of doubt, each of the Horse Associations agree that it will not enter into any agreement with the CPHC or any other party that (i) limits or expands the use of the Annual Purse Enhancement amounts or the SMSC Purse Account for the purposes set forth in this Agreement and the Cooperative Marketing Agreement or (ii) prevents or hinders the ability of CPHC to perform its obligations under the Cooperative Marketing Agreement.

Section 1.6    Majority Horseperson’s Association. At such time as the MHBPA is no longer the horsepersons’ organization representing the majority of horsepersons at the Racetrack, as contemplated by Chapter 240 of Minnesota Statutes, the Horse Associations and CPHC will assist SMSC in securing an agreement with similar terms and provisions as this Agreement with the horsepersons’ organization representing the majority of horsepersons at the Racetrack.

ARTICLE II

SMSC and CPHC Obligations

Section 2.1    Horse Association Lobbying Breach. If SMSC determines that a Horse Association breaches paragraph 1.4(1), then:

(1)    SMSC shall notify MHBPA of the breach; and

(2)    upon receipt of notice of the breach, MHBPA shall take reasonable action to counteract the breach.

Section 2.2    Horse Association Payments. Each year on the Annual Payment Date (as defined in the Cooperative Marketing Agreement) during the term of this Agreement, SMSC shall pay to the Horse Associations the amount equal to the Horse Association Payments; provided, however, SMSC will not make any annual Horse Association Payments to any Horse Association (i) that is in default of its obligations under this Agreement, or (ii) that no longer represents horsemen at the Racetrack. The Horse Association Payments are set forth on Schedule 1 and begin in 2013. SMSC will notify CPHC of each annual Horse Association Payment made and such notice will occur within 45 days of such payment.

ARTICLE III

Term

Section 3.1    Conditions to Effectiveness. This Agreement shall be effective, and will be of no force or effect prior to, the Effective Date (as defined in the Cooperative Marketing Agreement).

Section 3.2    Initial Term. The initial term hereof shall commence on the Effective Date and shall terminate upon the termination of the Cooperative Marketing Agreement.

Section 3.3    Renewal Term. This Agreement shall automatically renew upon the renewal of the Cooperative Marketing Agreement.

ARTICLE IV

Miscellaneous

Section 4.1    Notices. All notices or other communications required to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by first class mail, (c) sent by recognized overnight delivery service for next available business day delivery, or (c) sent by email, in each case as follows:

(1)           if to MHBPA to:

Minnesota Horsemen’s Benevolent and Protective Association

1100 Canterbury Road

Shakopee, MN 55379

Attn: Tom Metzen, President

Email: mnhbpa@yahoo.com

With a copy to:

Patrice Underwood, Executive Director

1100 Canterbury Road

Shakopee, MN 55379

(3)           if to MQHRA to:

Minnesota Quarter Horse Racing Association

5735 Dunkirk Lane North

Plymouth, MN 55446

Attn: Kelvin Childers

Email: kelvin@solutionsinprintllc.com

With a copy to:

Claire Lundgren

Executive and Recording Secretary

5735 Dunkirk Lane North

Plymouth, MN 55446

(2)           if to MTA to:

Minnesota Thoroughbred Association

1100 Canterbury Road

Shakopee, MN 55379

Attn: Scott Rake, President

Email: scottrake@hotmail.com

With a copy to:

Kay King, Executive Director

1100 Canterbury Road

Shakopee, MN 55379

(4)           if to EDCOM to:

Equine Development Coalition of Minnesota

3826 Cherry Avenue

Orono, MN 55364

Attn: Jeff Hilger, President

Email: jhilger.edcom@pressenter.com

With a copy to:

Carin Offerman, Treasurer

3826 Cherry Avenue

Orono, MN 55364

(5)           if to CPHC to:

Canterbury Park Holding Corporation

1100 Canterbury Road

Shakopee, MN 55379

Attn: Randall Sampson, CEO

Email: rsampson@canterbury.com

With a copy to:

Lindquist and Vennum

4200 IDS Center

80 South 86 St.

Minneapolis, MN 55402

Attn: Richard Primuth and Managing Partner

(6)           if to SMSC to:

Shakopee Mdewakanton Sioux Community

2330 Sioux Trail N.W.

Prior Lake, MN 55372

Attn: Stanley R. Crooks, Chairman

With a copy to:

BlueDog, Paulson and Small, P.L.L.P.

Southgate Office Plaza, Suite 500

5001 American Boulevard West

Minneapolis, MN 55437

Attn: Kurt V. BlueDog

Such notices or communications will be deemed given (A) if so delivered by hand, when so delivered, (B) if so sent by first class mail, five business days after being deposited in the mail, postage prepaid, (C) if so sent by recognized overnight delivery service, one business day after delivery to such service and (D) if so sent by email, on the day such email is sent. A Party may change the address to which such notices and other communications are to be given by giving each other Party notice in the foregoing manner.

Section 4.2    Expenses. Except as is expressly stated otherwise herein, each Party will bear its own costs and expenses incurred in connection with the transactions contemplated herein.

Section 4.3    Parties in Interest; No Third-Party Beneficiaries. There is no third party beneficiary hereof and nothing in this Agreement (whether express or implied) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person, except each Party and their respective permitted successors and assigns.

Section 4.4    Governing Law. This Agreement will be construed and enforced in accordance with the substantive laws of the State of Minnesota, United States, without reference to principles of conflicts of law.

Section 4.5    Arbitration. The Horse Associations and CPHC irrevocably and unconditionally agree that SMSC may in its sole discretion and election submit any controversy, claim, suit or other action between or among the Parties arising out of or relating to this Agreement or the enforcement of rights thereunder, to binding arbitration. Any such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators in accordance with the AAA Commercial Arbitration Rules. The Horse Associations and CPHC agree that judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy will not constitute a waiver of the right of SMSC to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. Any arbitration undertaken pursuant to this Agreement will take place in the City of Minneapolis, Minnesota.

Section 4.6    Sovereign Immunity. SMSC does not consent to any suit, arbitration, legal process, enforcement proceeding or any dispute resolution method. The Parties agree that SMSC has not waived its sovereign immunity, and nothing in this Agreement shall be deemed to be a waiver of SMSC’s sovereign immunity.

Section 4.7    Notice of Default. The Horse Associations shall give CPHC and SMSC prompt notice of any default by any of the Horse Associations of any terms of this agreement.

Section 4.8    Entire Agreement; Amendment; Waiver. Upon effectiveness of this Agreement, this Agreement constitutes the entire agreement between the Parties pertaining to the subject matter herein and supersedes any other existing representation, warranty, covenant, agreement or similar assurance (whether direct or indirect, written or oral, or statutory, express or implied) of any Party regarding such subject matter. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party. Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver (and then only to the extent so expressed). No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

Section 4.9    Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of each other Party. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section is void.

Section 4.10  Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Such counterparts may be executed and delivered by facsimile or other electronic means by any of the Parties, and the receiving Party may rely on the receipt of such document so executed and delivered as if the original had been received.

IN WITNESS WHEREOF, each Party has executed this Horse Association Agreement effective as of the date first written above.

Minnesota Horsemen’s Benevolent and Protective Association

/s/ Thomas F. Metzen

By: Thomas F. Metzen

Its: President

Minnesota Thoroughbred Association

/s/ Scott Rake

By: Scott Rake

Its: President

Minnesota Quarter Horse Racing Association

/s/ Randal Weidner

By: Randal Weidner

Its: President

Equine Development Coalition of Minnesota

/s/ Jeff Hilger

By: Jeff Hilger

Its: President

Canterbury Park Holding Corporation

/s/ Randall D. Sampson

By: Randall D. Sampson

Its: Chief Executive Officer

Shakopee Mdewakanton Sioux Community

/s/ Stanley R. Crooks

By: Stanley R. Crooks

Its: Chairman

Schedule 1

Horse Association Payments

Horse Association	Amount
Minnesota Horsemen’s Benevolent and Protective Association	$50,000
Minnesota Thoroughbred Association	$25,000
Minnesota Quarter Horse Racing Association	$25,000
Equine Development Coalition of Minnesota	$0